Exhibit 99.1

Electric City Reports 2004 Results

Year Focused on Expanding VNPP Programs and Participating Customers Across Target Market

ELK GROVE VILLAGE, IL, March 31, 2005 /PR Newswire/ — Electric City Corporation (AMEX: ELC), a leading developer, manufacturer and integrator of energy saving technologies and negative power demand response systems, today announced its results for the year ended December 31, 2004. The Company reported a net loss of $5,159,362 on sales of $2,412,635 for the twelve months ended December 31, 2004, as compared to a net loss of $5,481,942 on sales of $4,631,833 for the twelve months ended December 31, 2003. The loss available to common shareholders for 2004 was $9,798,621 or $0.25 per share, versus a loss of $10,299,859, or $0.30 per share for 2003. The results did not include revenue related to the Company’s Virtual “Negawatt” Power project currently under development with ComEd.

“We made significant progress during 2004 toward establishing Electric City as the leading provider of demand response systems in the country,” commented John Mitola, CEO of Electric City. “During the year we entered into new utility demand response programs with Xcel Energy and PacifiCorp and made good progress on the expansion and implementation of the ComEd VNPP program. In addition, new rules encouraging or requiring utility’s to develop and/or expand demand response programs have been introduced or implemented in Pennsylvania, New Mexico, Illinois and Ontario, and we believe Electric City is well positioned to be a significant source of this mandated load reduction.”

“Events of the past year have served to reinforce our belief that demand response has the potential to be a huge market that is just now starting to ripen,” stated Denis Enberg, Senior Vice President of Engineering at Electric City. “We are continuously working to find new ways to serve this new market and position Electric City as the preferred choice for demand response systems. The intended merger with Maximum Performance Group is an example of one of the ways we are working to do this. Maximum Performance Group will provide us with a product that can control air conditioning load, which we can easily add to our lighting controls and incorporate into our existing VNPP programs. “

In reviewing accomplishments for 2004 and early 2005, Electric City management outlined the following significant milestones:

•	Raised $11 million through a private placement with Security Benefit Group using $7 million to effectuate an exchange and redemption of outstanding shares of preferred stock thereby reducing the dividend rate and eliminating the requirement to pay dividends in cash and reducing the total amount of shares outstanding;

•	Entered into a preliminary agreement with ComEd to expand the Company’s existing 50 Megawatt VNPP contract to 100 MWs.

•	Entered into a agreement to develop an initial VNPP system to provide energy reduction under Excel Energy’s Custom Efficiency Demand-Side Management program;

•	Entered into a contract with PacifiCorp to develop up to a 27 megawatt VNPP power curtailment system for Utah Power serving the Salt Lake City region;

•	Began execution the of ComEd Chicago VNPP program by contracting with several, scalable, multi-site customers including but not limited to Dean Foods, Home Depot, Heinz Ketchup, Galyans and Meijers Stores;

•	Successfully executed a regulatory strategy that helped result in a Pennsylvania law requiring the long-term growth of demand response and proposed rulemaking favoring demand response in California, Illinois, Nevada, New Mexico, Texas and Ontario, Canada.

•	Successfully began negotiations of a potential acquisition of Maximum Performance Group that resulted in a letter of intent to acquire the company. MPG is a maker of an air conditioning control device that provides demand response related to air conditioning and is complimentary to Electric City’s current lighting control system.

A full analysis of last year’s results is available in the Company’s 10-K.

About Electric City

Electric City® is a leading developer, manufacturer and integrator of energy savings technologies and building automation systems. The Company currently markets the EnergySaver™, the GlobalCommander® and a full line of energy retrofit technologies, as well as its independent development of scalable, negative power systems under the trade name Virtual “Negawatt” Power Plan “VNPP”®. The Company is developing its first VNPP® development – a 50-Megawatt negative power system for ComEd in northern Illinois, a second system in the Denver area for Xcel Energy, an initial program in Ontario, Canada with Enersource and a 27-Megawatt fourth system with PacifiCorp in the Salt Lake City area. Electric City® is based in Elk Grove Village, Illinois and is traded on the American Stock Exchange under the symbol ELC. Additional information is available at the Company’s website at www.elccorp.com or by calling 847-437-1666.

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Electric City Investor Relations

Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com

Forward Looking Statements

This news release includes forward-looking statements that reflect Electric City’s current expectations about its future results, performance, prospects and opportunities. Electric City has tried to identify these forward-looking statements by using words and phrases such as “may”, “will”, “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plan”, “should”, “typical”, “preliminary”, “we are confident” or similar expressions. These forward-looking statements are based on information currently available to Electric City and are subject to a number of risks, uncertainties and other factors that could cause Electric City’s actual results, performance, prospects or opportunities in the remainder of 2005 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks include those related to the Company’s timing of large scalable customer projects, and execution of its VNPP projects with ComEd, Xcel and PacifiCorp. Other risks are referenced in Electric City’s current Annual Report on form 10-K, or as may be described from time to time in Electric City’s subsequent SEC filings; and such factors as incorporated by reference.